Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

June 15, 2023

Issuer:	Florida Power & Light Company

Designation:	Floating Rate Notes, Series due June 20, 2073

Registration Format:	SEC Registered

Principal Amount:	$485,639,000

Date of Maturity:	June 20, 2073

Interest Payment Dates:	Quarterly in arrears on March 20, June 20, September 20 and December 20, beginning September 20, 2023

Coupon Rate:	Floating rate based on Compounded SOFR minus 0.35%, calculated quarterly. The coupon rate shall not be less than 0.00%.

Price to Public:	100.00% of the principal amount thereof

Trade Date:	June 15, 2023

Settlement Date:	June 20, 2023

Call Provision:	On or after June 20, 2053, the Notes may be redeemed at any time or from time to time, at the option of the Company, in whole or in part, at the following redemption prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the redemption date), if redeemed during the six-month periods beginning on June 20 or December 20 as set forth below:

Six-month period beginning on	Redemption price
June 20, 2053	105.00%
December 20, 2053	105.00%
June 20, 2054	104.50%
December 20, 2054	104.50%
June 20, 2055	104.00%
December 20, 2055	104.00%
June 20, 2056	103.50%
December 20, 2056	103.50%
June 20, 2057	103.00%
December 20, 2057	103.00%
June 20, 2058	102.50%
December 20, 2058	102.50%
June 20, 2059	102.00%
December 20, 2059	102.00%
June 20, 2060	101.50%
December 20, 2060	101.50%
June 20, 2061	101.00%
December 20, 2061	101.00%
June 20, 2062	100.50%
December 20, 2062	100.50%
June 20, 2063 and thereafter	100.00%

Put Provision:	The Notes will be repayable at the option of a holder, in whole or in part, on at least 30 days’ but not more than 60 days’ notice on the following dates and at the following prices (in each case expressed as a percentage of the principal amount, together with any accrued and unpaid interest thereon to but excluding the repayment date) as set forth below:

Repayment date	Repayment price
June 20, 2024	98.00%
December 20, 2024	98.00%
June 20, 2025	98.00%
December 20, 2025	98.00%
June 20, 2026	98.00%
December 20, 2026	98.00%
June 20, 2027	98.00%
December 20, 2027	98.00%
June 20, 2028	98.00%
December 20, 2028	99.00%
June 20, 2029	99.00%
December 20, 2029	99.00%
June 20, 2030	99.00%
December 20, 2030	99.00%
June 20, 2031	99.00%
December 20, 2031	99.00%
June 20, 2032	99.00%
December 20, 2032	99.00%
June 20, 2033	99.00%
December 20, 2033	99.00%
June 20, 2034 and on June 20 of every second year thereafter, through and including June 20, 2070	100.00%

CUSIP / ISIN Number:	341081 GS0/ US341081GS02

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“A1” (stable)

S&P Global Ratings	“A” (stable)

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

UBS Securities LLC

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

*

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Compounded SOFR” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated June 13, 2023 (the “Preliminary Prospectus”), with respect to the Notes.

Note (a) to the Consolidated Capitalization of FPL and Subsidiaries table in the Issuer’s Preliminary Prospectus is updated to add the following to the first sentence: In addition, adjusted amounts also reflect the payment by FPL of a dividend to NextEra Energy, Inc. in June 2023 of $2.065 billion.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 866-718-1649, UBS Securities LLC toll-free at 888-827-7275, J.P. Morgan Securities LLC collect at 212-834-4533 and RBC Capital Markets, LLC toll-free at 866-375-6829.